Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FIRST QUARTER 2025 RESULTS

New York, NY – May 8, 2025– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the first quarter 2025.

HIGHLIGHTS & RECENT DEVELOPMENTS

Quarterly Results:

•	Net income for the first quarter of 2025 was $50 million, or $1.00 per diluted share.

•	Adjusted net income(1), defined as net income excluding special items, for the first quarter of 2025 was $40 million, or $0.80 per diluted share, which excludes a gain on vessel sales in connection with the fleet optimization described below.

•	Adjusted EBITDA(1) for the first quarter or 2025 was $91 million.

Fleet Optimization Program:

•	Concluded strategic vessel swap (the “swap”), exchanging two of the Company’s oldest VLCCs and $3 million in cash for three 2015-built MRs through a series of sales and purchase transactions. A majority of the transactions were completed during the first quarter with only one MR delivery in late December 2024.

Healthy Balance Sheet:

•	Total liquidity was approximately $673 million as of March 31, 2025, including cash of $133 million and $540 million undrawn revolving credit capacity.

•	Repaid $80 million in outstanding revolving credit facilities, most of which had been drawn in connection with the vessel swap during the fourth quarter of 2024.

•	Net loan-to-value remained low at approximately 15% as of March 31, 2025.

Returns to Shareholders:

•	Paid a combined $0.70 per share in regular and supplemental dividends in March 2025.

•	Declared a combined dividend of $0.60 per share to be paid in June 2025, representing 75% of adjusted net income(1) for the first quarter.

•	Following the declared dividend payment in June 2025, combined dividend payments over the last twelve months will aggregate to $4.00 per share, representing a dividend yield close to 10%.

Lois K. Zabrocky, International Seaways President and CEO commented, “We delivered encouraging results for the first quarter of 2025, which were marked by a gradual strengthening of market conditions each month. Seaways took advantage of our balanced fleet of crude and product tankers to execute our disciplined capital allocation strategy. After two consecutive years of returning over $300 million to shareholders, we declared a combined dividend of $0.60 per share for the first quarter, delivering on our intention to return 75% of adjusted net income to shareholders. With our enhanced scale through pool employment and our healthy balance sheet, we believe we are well positioned to build on our track record of delivering compelling returns and incremental value for shareholders.”

Ms. Zabrocky continued, “While OECD inventories drew down by 50 million barrels during the quarter, pressuring near-term market fundamentals, the rate environment improved progressively during the first quarter. Looking ahead, the global economic outlook remains clouded by geopolitical uncertainty, but we believe oil demand will continue to grow. With inventories at depleted levels, replenishment will be necessary. We expect these dynamics, coupled with persistent regional imbalances, to support demand growth for seaborne transportation. We remain constructive on tanker supply, with modest fleet growth from scheduled deliveries and elevated recycling volumes - already ahead of recent years - that should help absorb new capacity.”

Jeff Pribor, the Company’s CFO stated, “Seaways continues to deliver on its commitment to balanced capital allocation. For the third consecutive quarter, we are returning 75% or more of our adjusted net income to shareholders through dividends. At the same time, we are reducing debt to preserve substantial revolving credit capacity to support fleet growth. We remain active in renewing our fleet with our strategic vessel swap, sales of older tonnage and progress payments on our newbuilding program, even as broader market transaction activity has slowed. Based on our strong financial position, highlighted by total liquidity of $673 million, we remain opportunistic with fleet renewal across our varied asset classes.”

FIRST QUARTER 2025 RESULTS

Net income for the first quarter of 2025 was $50 million, or $1.00 per diluted share, compared to net income of $144 million, or $2.92 per diluted share, for the first quarter of 2024. The decrease in results in the first quarter of 2025 was primarily driven by lower TCE revenues(1) from spot earnings that decreased an average of approximately $18,000 per day across the total fleet.

Shipping revenues for the first quarter were $183 million, compared to $274 million for the first quarter of 2024. Consolidated TCE revenues(1) for the first quarter were $178 million, compared to $271 million for the first quarter of 2024.

Adjusted EBITDA(1) for the first quarter was $91 million, compared to $191 million for the first quarter of 2024.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $88 million for the first quarter of 2025, compared to $127 million for the first quarter of 2024. TCE revenues(1) were $85 million for the first quarter, compared to $124 million for the first quarter of 2024. This decrease was attributable to a decrease in spot rates as the average spot earnings of the VLCC, Suezmax and Aframax sectors were approximately $33,500, $30,900 and $25,400 per day, respectively, compared with approximately $44,700, $44,700 and $40,900 per day, respectively, during the first quarter of 2024.

Product Carriers

Shipping revenues for the Product Carriers segment were $95 million for the first quarter, compared to $148 million for the first quarter of 2024. TCE revenues(1) were $94 million for the first quarter, compared to $147 million for the first quarter of 2024. The decrease is primarily attributable to a decline in LR1 and MR spot earnings to approximately $27,400 and $21,400 per day, respectively, from approximately $66,300, and $38,000 per day, respectively in the first quarter of 2024.

FLEET OPTIMIZATION PROGRAM

During the first quarter of 2025, the Company concluded the swap with deliveries of two VLCCs to the buyer and taking delivery of the remaining two MRs. In the fourth quarter of 2024, the Company had agreed to deliver two VLCCs and $3 million in cash in exchange for three MRs through a series of individual vessel sales and purchase agreements with the same counterparty. Due to the timing of the transactions, the Company received net proceeds during the first quarter of 2025 of $50 million and paid $53 million in the fourth quarter of 2024.

As of April 1, 2025, the Company has 13 vessels on time charter agreements with an average duration of approximately two years and total future contracted revenues through expiry of approximately $283 million, excluding any applicable profit share. During the second quarter, the Company entered into an additional time charter agreement for one year on a 2017-built Suezmax with future contracted revenue of approximately $12 million.

The Company has contracts to build six scrubber-fitted, dual-fuel (LNG) ready, LR1 vessels in Korea with K Shipbuilding Co, Ltd at a total price of approximately $359 million. As of March 31, 2025, the Company has approximately $315 million in remaining construction commitments, which are expected to be paid through a combination of long-term financing and available liquidity. The vessels are contracted to be delivered beginning in the third quarter of 2025 through the third quarter of 2026. These vessels are expected to deliver into our niche Panamax International Pool, which has consistently outperformed the market.

BALANCE SHEET ENHANCEMENTS

In the first quarter of 2025, the Company repaid $102 million on its revolving credit facilities, composed of $70 million temporarily borrowed for timing differences in connection with the swap and $32 million to offset two quarters of capacity reductions in our revolving credit facilities. The Company drew $20 million on its revolving credit facilities toward the end of the first quarter.

During April 2025, the Company also repaid $36 million on its revolving credit facilities.

RETURNING CASH TO SHAREHOLDERS

In March 2025, the Company paid a combined dividend of $0.70 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $0.58 per share.

Over the last twelve months, the Company paid combined dividends of $4.00 per share, which represents a dividend yield of close to 10% based on the average share price over the same period.

On May 7, 2025, the Company’s Board of Directors declared a combined dividend of $0.60 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $0.48 per share of common stock. Both dividends will be paid on June 26, 2025, to shareholders with a record date at the close of business on June 12, 2025.

The Company currently has $50 million authorized under its share repurchase program, which expires at the end of 2025.

(1)  This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its first quarter 2025 results at 9:00 a.m. Eastern Time on Thursday, May 8, 2025. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 197408. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until May 15, 2025, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 616024.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 84 vessels, including 11 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, 14 LR1s (including six newbuildings), and 41 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2024 for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$137,596	$226,282
Time and bareboat charter revenues	35,857	31,049
Voyage charter revenues	9,941	17,070
Total Shipping Revenues	183,394	274,401

Operating Expenses:
Voyage expenses	5,052	3,473
Vessel expenses	67,028	63,381
Charter hire expenses	9,145	6,648
Depreciation and amortization	39,705	34,153
General and administrative	13,217	12,098
Other operating expenses	95	276
Gain on disposal of vessels and other assets, net	(10,021)	(51)
Total operating expenses	124,221	119,978
Income from vessel operations	59,173	154,423
Other income	1,844	2,954
Income before interest expense and income taxes	61,017	157,377
Interest expense	(11,452)	(12,887)
Net income	$49,565	$144,490

Weighted Average Number of Common Shares Outstanding:
Basic	49,307,449	48,972,842
Diluted	49,528,814	49,377,948

Per Share Amounts:
Basic net income per share	$1.00	$2.95
Diluted net income per share	$1.00	$2.92

Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$132,769	$157,506
Voyage receivables	160,352	185,521
Other receivables	15,711	13,771
Inventories	573	1,875
Prepaid expenses and other current assets	15,615	15,570
Current portion of derivative asset	1,594	2,080
Total Current Assets	326,614	376,323

Vessels and other property, less accumulated depreciation	2,003,081	2,050,211
Vessels construction in progress	52,565	37,020
Deferred drydock expenditures, net	88,532	90,209
Operating lease right-of-use assets	16,917	21,229
Pool working capital deposits	37,316	35,372
Long-term derivative asset	291	801
Other assets	17,081	25,232
Total Assets	$2,542,397	$2,636,397

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$56,234	$66,264
Current portion of operating lease liabilities	12,027	14,617
Current installments of long-term debt	50,180	50,054
Total Current Liabilities	118,441	130,935
Long-term operating lease liabilities	6,947	8,715
Long-term debt	544,730	638,353
Other liabilities	3,430	2,346
Total Liabilities	673,548	780,349

Equity:
Total Equity	1,868,849	1,856,048
Total Liabilities and Equity	$2,542,397	$2,636,397

Consolidated Statements of Cash Flows

($ in thousands)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$49,565	$144,490
Items included in net income not affecting cash flows:
Depreciation and amortization	39,705	34,153
Amortization of debt discount and other deferred financing costs	983	1,038
Stock compensation	1,946	1,691
Other – net	456	(250)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(10,021)	(51)
Payments for drydocking	(16,900)	(9,971)
Insurance claims proceeds related to vessel operations	312	206
Changes in operating assets and liabilities	3,901	(14,864)
Net cash provided by operating activities	69,947	156,442
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction	(82,973)	(26,420)
Security deposits returned for vessel exchange transactions	5,000	—
Proceeds from disposal of vessels and other property, net	115,264	—
Expenditures for other property	(376)	(701)
Investments in short-term time deposits	—	(75,000)
Proceeds from maturities of short-term time deposits	—	60,000
Pool working capital deposits	—	(782)
Net cash provided by/(used in) investing activities	36,915	(42,903)
Cash Flows from Financing Activities:
Borrowings on revolving credit facilities	20,000	—
Repayments on revolving credit facilities	(101,600)	—
Repayments of debt	—	(19,538)
Payments on sale and leaseback financing	(12,242)	(12,146)
Payments of deferred financing costs	—	(306)
Cash dividends paid	(34,495)	(64,662)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(3,262)	(4,146)
Net cash used in financing activities	(131,599)	(100,798)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(24,737)	12,741
Cash and cash equivalents at beginning of year	157,506	126,760
Cash and cash equivalents at end of period	$132,769	$139,501

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended March 31, 2025 and the comparable period of 2024. The information in these tables excludes commercial pool fees/commissions averaging approximately $896 and $1,030 per day for the three months ended March 31, 2025 and 2024, respectively.

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$33,531	$37,974		$44,736	$40,917
Number of Revenue Days	657	270	927	863	273	1,136
Suezmax
Average TCE Rate	$30,911	$29,170		$44,666	$30,987
Number of Revenue Days	1,088	78	1,166	998	183	1,181
Aframax
Average TCE Rate	$25,422	$38,502		$40,913	$38,500
Number of Revenue Days	270	89	359	222	91	313
Total Crude Tankers Revenue Days	2,015	437	2,452	2,084	547	2,631
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$39,417		$51,027	$-
Number of Revenue Days	-	90	90	91	-	91
Panamax (LR1)
Average TCE Rate	$27,367	$-		$66,310	$-
Number of Revenue Days	719	-	719	571	-	571
MR
Average TCE Rate	$21,408	$21,782		$37,969	$21,696
Number of Revenue Days	2,664	710	3,374	2,546	465	3,011
Total Product Carriers Revenue Days	3,383	800	4,183	3,208	465	3,673
Total Revenue Days	5,398	1,237	6,635	5,291	1,012	6,304

Revenue days in the above table exclude days related to certain of the Company’s vessels that were employed in transitional voyages.

During the 2025 and 2024 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of March 31, 2025, INSW’s fleet totaled 84 vessels, of which 69 were owned and 15 were chartered in.

			Total at March 31, 2025
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	2	9	11	3,317,858
Suezmax	13	-	13	2,061,754
Aframax	4	-	4	452,375
Crude Tankers	19	9	28	5,831,987

LR2	1	0	1	112,691
LR1	6	2	8	596,092
MR	37	4	41	2,051,496
Product Carriers	44	6	50	2,760,279

Total Operating Fleet	63	15	78	8,592,266

Newbuild Fleet
LR1	6	-	6	441,600

Total Newbuild Fleet	6	-	6	441,600

Total Operating and Newbuild Fleet	69	15	84	9,033,866

(1)  Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

Adjusted Net Income

Adjusted net income consists of net income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While adjusted net income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the condensed consolidated statement of operations, to adjusted net income:

	Three Months Ended March 31,
($ in thousands)	2025	2024
Net income	$49,565	$144,490
Gain on disposal of vessels and other assets, net	(10,021)	(51)
Adjusted net income	$39,544	$144,439

Weighted average shares outstanding (diluted)	49,528,814	49,377,948
Adjusted net income per diluted share	$0.80	$2.92

EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2025	2024
Net income	$49,565	$144,490
Interest expense	11,452	12,887
Depreciation and amortization	39,705	34,153
EBITDA	100,722	191,530
Gain on disposal of vessels and other assets, net	(10,021)	(51)
Adjusted EBITDA	$90,701	$191,479

Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2025	2024
Time charter equivalent revenues	$178,342	$270,928
Add: Voyage expenses	5,052	3,473
Shipping revenues	$183,394	$274,401